EXHIBIT 99.2

Release:          August 13, 2020

CP releases 2019 corporate sustainability data supplement, highlighting strong performance in safety, operational excellence and social impact
Calgary - Canadian Pacific (TSX: CP) (NYSE: CP) today released its 2019 corporate sustainability data supplement to the company’s 2018 sustainability report, Sustainably Driven. The information in the report was prepared in accordance with the Global Reporting Initiative Standards and aligns closely with the Sustainability Accounting Standards Board for Rail Transportation framework.
“CP is committed to operating in an ethical and responsible manner that considers our obligations to employees, customers, communities and shareholders,” said Keith Creel, CP’s President and Chief Executive Officer. “We are resolute in our approach to sustainability and to meeting the needs of our key stakeholders and the broader environment.”
The data supplement is a significant milestone in CP’s journey toward a higher level of reporting and stronger environmental, social and governance practices. This supplement represents the first time CP has been able to report its full Scope 3 greenhouse gas (GHG) emissions, an important step to understanding the broader impact of CP’s business. All emissions reported in the supplement have the highest level of third-party assurance.
Key sustainability highlights include:
Safety
●	In 2019, CP continued to lead as North America's safest Class 1 railway with the lowest Federal Railroad Administration (FRA) reportable train accident frequency for the 14th consecutive year.
●	CP achieved a 23 percent reduction in personal FRA-reportable employee personal injuries since implementation of its Home Safe program in 2016.
Operational excellence
●	Since 1990, CP has improved its locomotive fuel efficiency by 43 percent through initiatives designed to improve fuel economy and reduce air pollution emissions.
●	Transportation of freight by rail is three to four times more fuel-efficient than highway transport, helping our customers further reduce their GHG emissions.
●	CP increased its intermodal traffic by nearly 5 percent in 2019, transporting an additional 1.3 billion revenue ton-miles of freight by rail.
●	In 2019, CP completed more than 86,000 main-track inspections on more than 1.8 million main-track miles.
●	Since 2015, CP has decreased water consumption by nearly 60 percent network-wide.

Social Impact
●	In 2019, CP raised $530,000 in support of the Homes for Heroes Foundation and its initiative of building homes for homeless veterans through its Spin for a Veteran event and supplier golf tournament.
●	CP hired 126 Canadian and U.S. veterans in 2019.
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In 2019, CP provided respectful and inclusive workplace training to more than 2,700 employees. An additional 1,496 employees received Indigenous cultural awareness training as part of CP’s support for diversity and inclusion in its workplace.

CP will continue to build on this progress and deliver on its ambitious vision for the future of its business in a low-carbon economy, as outlined in CP’s recent public statement on climate change. The statement supports the goals of the Paris Agreement and the Pan-Canadian Framework on Clean Growth and Climate Change, which seek to limit global temperature rise to well below 2 degrees Celsius above pre-industrial levels.
CP’s actions and efforts to strengthen its leadership in the transition to a low-carbon economy were recognized this year by Corporate Knights Magazine’s Best 50 Corporate Citizens list and by the World Finance Sustainability Awards 2020, which named the company a sustainability leader in the transportation industry.
The document is part of CP’s commitment to detailed disclosure, outlining sustainability metrics and performance in the areas of safety, operational excellence and social impact.
About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

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